                                                                  EXHIBIT 99(d)


                         SCP INVESTMENTS (NO. 1) PTY LTD

                CONSOLIDATED FINANCIAL STATEMENTS -- 30 JUNE 2004

                         SCP INVESTMENTS (NO. 1) PTY LTD

                CONSOLIDATED FINANCIAL STATEMENTS - 30 JUNE 2004










 CONTENTS                                                              PAGE NO.

 Consolidated Statements of Financial Performance                          1

 Consolidated Statements of Financial Position                             2

 Consolidated Statements of Cash Flows                                     3

 Notes to and forming part of the Consolidated Financial Statements     4-28

 Director's Declaration                                                   29

 Report of Independent Registered Public Accounting Firm                  30

                         SCP INVESTMENTS (NO. 1) PTY LTD


                CONSOLIDATED STATEMENTS OF FINANCIAL PERFORMANCE

                 FOR THE YEARS ENDED 30 JUNE 2004, 2003 AND 2002




                                                                                                UNAUDITED            UNAUDITED
                                                                              2004                2003                 2002
                                                           NOTES                $                   $                   $

      Revenues from ordinary activities                     2              89,263,588           85,096,603           77,985,859

      Depreciation and amortisation expenses                2             (14,089,846)         (13,386,389)         (11,707,716)
      Borrowing costs expense                               2             (19,105,045)         (19,871,074)         (20,386,940)
      Other expense from ordinary activities                2             (15,053,684)         (12,277,911)         (10,381,549)
                                                                          -----------          -----------          -----------
      Total expenses                                                      (48,248,575)         (45,535,374)         (42,476,205)

      PROFIT FROM ORDINARY ACTIVITIES BEFORE INCOME
      TAX EXPENSE                                                          41,015,013           39,561,229           35,509,654

      Income tax benefit/(expense) relating to
      ordinary activities                                   4              29,857,580          (12,921,291)         (11,641,592)

                                                                          -----------          -----------          -----------
      PROFIT FROM ORDINARY ACTIVITIES AFTER INCOME
      TAX EXPENSE                                                          70,872,593           26,639,938           23,868,062
                                                                          ===========          ===========          ===========
      TOTAL REVENUES, EXPENSES AND VALUATION
      ADJUSTMENTS RECOGNISED DIRECTLY IN EQUITY
                                                                                    0                    0                    0
                                                                          ===========         ============          ===========
      TOTAL CHANGES IN EQUITY OTHER THAN THOSE
      RESULTING FROM TRANSACTIONS WITH OWNERS AS
      OWNERS                                                               70,872,593           26,639,938           23,868,062
                                                                          ===========         ============          ===========





The above Statements of Financial Performance should be read in conjunction with the accompanying notes.

                         SCP INVESTMENTS (NO. 1) PTY LTD

                  CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                           AS AT 30 JUNE 2004 AND 2003




                                                                                                UNAUDITED
                                                                              2004                2003
                                                    NOTES                      $                    $
      CURRENT ASSETS
      Cash assets                                    5                    41,490,431           62,995,655
      Receivables                                    6                    60,722,616            9,192,352
      Inventories                                    7                     2,300,750            2,079,874
      Other                                          8                       917,869              827,630
                                                                         -----------          -----------

      TOTAL CURRENT ASSETS                                               105,431,666           75,095,511
                                                                         -----------          -----------
      NON-CURRENT ASSETS
      Other                                          8                     1,474,836            1,380,479
      Property, plant and equipment                  9                   402,020,161          402,937,164
      Intangible assets                              10                  103,701,270          106,697,181
                                                                         -----------          -----------

      TOTAL NON-CURRENT ASSETS                                           507,196,267          511,014,824
                                                                         -----------          -----------

      TOTAL ASSETS                                                       612,627,933          586,110,335
                                                                         -----------          -----------

      CURRENT LIABILITIES
      Payables                                       11                    5,889,685            4,656,804
      Interest-bearing liabilities                   12                   25,415,600           15,524,800
      Tax liabilities                                                      2,974,036                    0
      Other liabilities                              14                   34,016,948           20,282,506
                                                                         -----------          -----------

      TOTAL CURRENT LIABILITIES                                           68,296,269           40,464,110
                                                                         -----------          -----------
      NON CURRENT LIABILITIES
      Interest-bearing liabilities                   12                  224,984,400          250,400,000
      Deferred tax liabilities                       13                   14,412,364           47,243,980
                                                                         -----------          -----------

      TOTAL NON CURRENT LIABILITIES                                      239,396,764          297,643,980
                                                                         -----------          -----------

      TOTAL LIABILITIES                                                  307,693,033          338,108,090
                                                                         -----------          -----------
                                                                         -----------          -----------

      NET ASSETS                                                         304,934,900          248,002,245
                                                                         ===========          ===========
      EQUITY
      Contributed equity                             15                  240,662,307          240,662,307
      Retained profits                               16                   64,272,593            7,339,938
                                                                         -----------          -----------

      TOTAL EQUITY                                                       304,934,900          248,002,245
                                                                         ===========          ===========

      TOTAL LIABILITIES AND EQUITY                                       612,627,933          586,110,335
                                                                         ===========          ===========








The above Statements of Financial Position should be read in conjunction with the accompanying notes

                        SCP INVESTMENTS (NO. 1) PTY LTD


                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED 30 JUNE 2004, 2003 AND 2002



                                                                                               UNAUDITED            UNAUDITED
                                                                            2004                 2003                 2002
                                                        NOTES                $                     $                    $

      CASH FLOW FROM OPERATING ACTIVITIES
      Receipts from customers                                           110,165,868           105,038,892           92,530,910
      Payments to suppliers                                             (17,821,869)          (13,744,859)         (12,329,122)
      GST paid                                                           (8,043,830)           (7,463,827)          (7,064,203)
      Interest received                                                   3,016,055             2,516,498            1,394,736
      Interest and other finance costs paid                             (18,233,328)          (19,239,854)         (19,634,606)
      Income tax paid (PAYG)                                               (117,407)                    0                    0
                                                                        -----------           -----------           ----------
      Net cash flows from operating activities          17(b)            68,965,489            67,106,850           54,897,715
                                                                        -----------           -----------           ----------
      CASH FLOW FROM INVESTING ACTIVITIES
      Payment for property, plant and equipment
      Purchase of commercial bills                                      (11,005,975)           (1,870,080)          (2,369,285)
      Proceeds from sale of property, plant and                         (50,000,000)                    0                    0
      equipment                                                                   0                    88                1,429
                                                                        -----------           -----------           ----------

      Net cash flows used in investing activities                       (61,005,975)           (1,869,992)          (2,367,856)
                                                                        -----------           -----------           ----------

      CASH FLOW FROM FINANCING ACTIVITIES
      Repayment of borrowings                                           (15,524,800)          (16,025,600)         (12,895,600)
      Dividends paid                                                    (13,939,938)          (25,868,062)         (23,222,508)
                                                                        -----------           -----------           ----------

      Net cash used in financing activities                             (29,464,738)          (41,893,662)         (36,118,108)
                                                                        -----------           -----------           ----------

      Net (decrease)/increase in cash held                              (21,505,224)           23,343,196           16,411,750
      Cash at beginning of the financial year                            62,995,655            39,652,459           23,240,709
                                                                        -----------           -----------           ----------

      CASH AT END OF THE FINANCIAL YEAR                 17(a)            41,490,431            62,995,655           39,652,459
                                                                        ===========           ===========          ===========



The above Statements of Cash Flows should be read in conjunction with the accompanying notes

                         SCP INVESTMENTS (NO. 1) PTY LTD


       NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL STATEMENTS

                                  30 JUNE 2004
                        30 JUNE 2003 AND 2002 (UNAUDITED)

       1.       STATEMENT OF SIGNIFICANT ACCOUNTING POLICIES

                These consolidated general purpose financial statements cover the year from 1 July 2003 to 30 June 2004. These consolidated financial statements been prepared in accordance with the requirements of applicable Australian Accounting Standards with the exception of the presentation of Parent company financial statements. Other mandatory professional reporting requirements in Australia (Urgent Issues Group Consensus Views) have also been complied with. These consolidated financial statements have been prepared to fulfil CMS Energy Corporation's, a former shareholder, financial reporting requirements in United States of America ("USA").

                The financial statements are presented in Australian Dollars and prepared on an accruals basis in accordance with the historical cost convention.

                The following is a summary of the material accounting policies adopted in preparation of the financial statements.

       (a)      Principles of consolidation

                The consolidated financial statements comprise the financial statements of SCP Investments (No. 1) Pty Ltd ("the company") and all the entities it controlled during the year and at balance date, together referred to as the "consolidated entity".

                Information from the financial statements of subsidiaries is included from the date the parent company obtains control until such time that control ceases. Where there is loss of control of a subsidiary, the consolidated financial statements include the results for the part of the reporting period during which the parent company has control.

                Subsidiary acquisitions are accounted for using the purchase method of accounting.

                The financial statements of subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting policies. Adjustments are made to bring into line any dissimilar accounting policies that may exist. All inter-company balances and transactions, including unrealised profits arising from intra-group transactions, have been eliminated in full. Unrealised losses are eliminated unless costs cannot be recovered.

       (b)      Taxes

                Income Taxes

                The consolidated entity adopts the liability method of tax-effect accounting whereby the income tax expense shown in the Statement of Financial Performance is based on the operating profit before income tax adjusted for any permanent differences.

                Goods and Services Tax

                Revenues, expense and assets are recognised net of the amount of GST except:

                o Where the GST incurred on a purchase of goods or services is not recoverable from the taxation authority, in which case the GST is recognised as part of the cost of the acquisition of the asset or as part of the expense items as applicable and;
                o Receivables and payables are stated with the amount of GST included.

                The net amount of GST recoverable from, or payable to the taxation authority is included as part as receivables or payables in the Statement of Financial Position. Cash flows are included in the Statement of Cash Flows on a gross basis and the GST component of the cash flows arising from investing and financial activities, which are recoverable from, or payable to, the taxation authority, are classified as operating cash flows. Commitments ands contingencies are disclosed net of the amount of GST recoverable from, or payable to, the taxation authority.

                         SCP INVESTMENTS (NO. 1) PTY LTD


       NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL STATEMENTS

                            30 JUNE 2004 (CONTINUED)
                        30 JUNE 2003 AND 2002 (UNAUDITED)


       (c)      Inventories

                Inventories are measured at the lower of cost and net realisable value. Costs are assigned on a weighted average basis.

       (d)      Receivables

                Trade receivables are recognised and carried at original invoice amount less a provision for any uncollectible debts. An estimate for doubtful debts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred.

                Receivables from related parties are recognised and carried at the nominal amount due.

                Bills of exchange and promissory notes are measured at the lower of cost and net realisable value.

       (e)      Property, plant and equipment

                Property, plant and equipment are brought to account at cost, less where applicable accumulated depreciation or amortisation. The carrying amount of property, plant and equipment has been reviewed by directors to ensure that it is not in excess of the recoverable amount of those assets.

                Property, Plant and equipment, excluding freehold land, are depreciated over their useful economic lives as follows:

                                             LIFE           METHOD

                Buildings and fixtures       10 - 40        Straight Line
                Plant and equipment          2.5 - 25       Straight Line
                Pipeline                                    Units of throughput


       (f)      Intangibles

                The valuation of the licence to operate the Goldfields Gas Transmission Pipeline is initially recorded at fair value at the date of acquisition.

                The amount will provide a benefit for more than one financial year and is therefore deferred and amortised on a straight-line basis over the period of expected benefits currently being 40 years. The un-amortised balance is reviewed each balance date and charged to expenses to the extent that future benefits are no longer probable.

       (g)      Interest in Joint Ventures

                Interest in joint venture operations are brought to account by including in the respective financial statement categories:
                o the consolidated entity's share of each of the individual assets employed in the joint venture;
                o liabilities incurred by the consolidated entity in relation to the joint venture including the entities share of any liabilities for which the entity is jointly and/or severally liable; and
                o the consolidated entity's share of expenses of the joint venture.

       (h)      Cash

                For the purposes of the statement of cash flows, cash includes cash on hand and at call deposits with banks or financial institutions, investments in money market instruments maturing within less than two months and is net of bank overdrafts.

                         SCP INVESTMENTS (NO. 1) PTY LTD


       NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL STATEMENTS

                            30 JUNE 2004 (CONTINUED)
                        30 JUNE 2003 AND 2002 (UNAUDITED)




       (i)      Prepaid finance fees

                Finance fees relating to the consolidated entity's borrowings have been deferred. These costs are being amortised over the life of the borrowings being seven years.

       (j)      Recoverable Amounts of Non-Current Assets

                All non-current assets are reviewed at least annually to determine whether their carrying amounts require write down to recoverable amount. Recoverable amount is determined using undiscounted cash flows.

       (k)      Interest bearing liabilities

                All loans are measured at the principal amount. Interest is charged as an expense as it accrues.

       (l)      Derivative financial instruments

                Interest rate swaps

                The consolidated entity has entered into interest rate swap agreements that are used to convert the variable rate of its medium-term borrowings into long--term fixed interest rates. The swaps are entered into with the objective of reducing the risk of rising interest rates.

                It is the consolidated entity's policy not to recognise the interest rate swaps in the financial statements as these are specific hedges. Net receipts and payments are recognised as an adjustment to interest expense.

       (m)      Provisions

                Dividends payable are recognised when a legal obligation to pay the dividend arises, typically following approval of the dividend at the meeting of shareholders.

                         SCP INVESTMENTS (NO. 1) PTY LTD


       NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL STATEMENTS

                            30 JUNE 2004 (CONTINUED)
                        30 JUNE 2003 AND 2002 (UNAUDITED)


       (n)      Revenue recognition

                Revenue is recognised to the extent that it is probable that the economic benefits will flow to the entity and the revenue can be reliably measured. The following specific recognition criteria must also be met before revenue is recognised.

                Rendering of Services

                Where the contract outcome can be reliably measured - control of a right to be compensated for the services has been attained and the stage of completion can be reliably measured (refer note 3).

                Interest

                Control of a right to receive consideration for the provision of, or investment in, assets has been attained.

                Dividends

                Control of a right to receive consideration for the investment in assets is attained, usually evidenced by approval of the dividend at a meeting of shareholders.

       (o)      Changes in Accounting Policies

                The accounting policies adopted are consistent with those of the previous year.

                Comparatives

                Where necessary, comparatives have been reclassified and repositioned for consistency with current year disclosure.


       (p)      Contributed Equity

                Issued and paid up capital is recognised at the fair value of the consideration received by the company.

                Any transaction costs arising on the issue of ordinary shares are recognised directly in equity as a reduction of the share proceeds received.

       (q)      Leases

                Leases are classified at their inception as either operating or finance leases based on the economic substance of the agreement so as to reflect the risks and benefits incidental to ownership.

                Operating leases
                The minimum lease payments of operating leases, where the lessor effectively retains substantially all of the risks and benefits of ownership of the leased item, are recognised as an expense on a straight-line basis.

                The consolidated entity does not have any finance leases.

                         SCP INVESTMENTS (NO. 1) PTY LTD


       NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL STATEMENTS

                            30 JUNE 2004 (CONTINUED)
                        30 JUNE 2003 AND 2002 (UNAUDITED)

        2      REVENUE AND EXPENSE ITEMS



                                                                                                UNAUDITED        UNAUDITED
                                                                                 2004             2003             2002
                                                                                   $                $                $
               Profit from ordinary activities has been determined after:

               REVENUES FROM ORDINARY ACTIVITIES:
               REVENUES FROM OPERATING ACTIVITIES
               Revenues from services rendered (Note 3)                        85,257,236       82,581,902        76,589,694
                                                                               ----------       ----------        ----------

               Total revenues from operating activities                        85,257,236       82,581,902        76,589,694
                                                                               ----------       ----------        ----------
               REVENUES FROM NON OPERATING ACTIVITIES
               Interest from third parties                                      4,006,352        2,514,613         1,394,736
               Proceeds from the sale of non-current assets                             0               88             1,429
                                                                               ----------       ----------        ----------
               Total revenues from outside the operating activities
                                                                                4,006,352        2,514,701         1,396,165
                                                                               ----------       ----------        ----------

               Total revenues from ordinary activities                         89,263,588       85,096,603        77,985,859
                                                                               ==========       ==========        ==========

               DEPRECIATION AND AMORTISATION EXPENSES:
               Depreciation of plant and equipment                             10,053,765        9,155,791         7,882,012
               Depreciation of buildings and fixtures                           1,040,167        1,234,684         1,013,063
               Amortisation of pipeline licence                                 2,995,914        2,995,914         2,812,641
                                                                               ----------       ----------        ----------

               Total depreciation and amortisation expensed                    14,089,846       13,386,389        11,707,716
                                                                               ==========       ==========        ==========
               BORROWING COSTS EXPENSE:
               Interest to third parties                                       18,340,979       19,108,456        19,616,284
               Borrowing costs                                                     73,826           72,378            80,416
               Amortisation of prepaid finance fees                               690,240          690,240           690,240
                                                                               ----------       ----------        ----------

               Total borrowing costs expensed                                  19,105,045       19,871,074        20,386,940
                                                                               ==========       ==========        ==========
               OTHER EXPENSES FROM ORDINARY ACTIVITIES INCLUDES:
               Bad & doubtful debts recovered
               Remuneration of the auditors for auditing and                            0           (1,000)          (48,545)
               reviewing accounts
               Remuneration of the auditors for other services -- tax              28,479           34,825            21,818
               advisory
               Written down value of disposed PP&E (i)                            240,080           48,956            92,361
               Pipeline operations costs                                          271,689           45,607            12,316
               Operating lease rentals                                         13,292,716       11,604,064         9,965,520
               Other - Administrative                                             260,025          240,156           222,187
                                                                                  960,695          305,303           115,892
                                                                               ----------       ----------        ----------

               Total other expenses                                            15,053,684       12,277,911        10,381,549
                                                                               ==========       ==========        ==========

               (i)   Net losses on disposal of PP&E                               271,689           45,519            10,887


               (proceeds: nil)


                         SCP INVESTMENTS (NO. 1) PTY LTD

       NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL STATEMENTS

                            30 JUNE 2004 (CONTINUED)
                        30 JUNE 2003 AND 2002 (UNAUDITED)


      3        OPERATING REVENUE

               Revenue from ordinary activities has been derived from gas transmission. The consolidated entity defers revenue where there are disputes with customers over charged amounts and the Directors are willing to negotiate an amount, which can be reliably estimated. See Note 14.

      4        INCOME TAX EXPENSE



                                                                                                  UNAUDITED        UNAUDITED
                                                                                   2004             2003             2002
                                                                                     $               $                 $
               The prima facie tax payable on operating profit is
               reconciled to the income tax provided in the accounts as follows:

               Operating Profit                                                 41,015,013       39,561,229       35,509,654
               Prima facie tax payable on operating profit at 30%
               (2003: 30%, 2002:30%)                                            12,304,504       11,868,369       10,652,896
               Add:  Tax effect of permanent and other differences:
               -  non deductible depreciation & amortisation                     1,210,824        1,052,568          988,207
               -  other                                                                  0              354              489
               -  under provision of previous year                                 952,105                0                0
               -  recognition of tax benefit upon entry to tax
                  consolidation and resetting tax values                        (44,325,013)              0                0
                                                                                -----------      ----------       ----------
               Income tax (benefit)/expense attributable to operating
               profit                                                           (29,857,580)     12,921,291       11,641,592
                                                                                ===========      ==========       ==========
               Franking credit balance:
               Franking credits available for subsequent financial
               years based on a tax rate of 30% (2003: 30%,
               2002:30%)                                                                  0               0                0
                                                                                ===========      ==========       ==========



               Tax Consolidation
               Effective 1 July 2003, for the purposes of income taxation, The company and its 100% owned subsidiaries have elected to form a tax consolidated group. The head entity of the tax consolidated group is SCP Investments (No. 1) Pty Ltd. All members of the group are entering into tax sharing and funding arrangement in order to allocate income tax expense to each wholly owned subsidiary on a stand alone tax effect basis. In addition the agreement is to provide for the allocation of income tax liabilities between the entities should the head entity default on its payment obligations. At balance date, the possibility of default is remote.


      5        CASH ASSETS


                                                                                                  UNAUDITED
                                                                                  2004             2003
                                                                                    $                $


               Cash on hand                                                             506             537
               Cash at bank -- GGT JV a/c                                           530,038       1,413,735
               Proceeds accounts -- ANZ (i)                                      40,959,887      61,581,383
                                                                                -----------      ----------
               Total cash assets                                                 41,490,431      62,995,655
                                                                                ===========      ==========



               (i) Under the loan facility agreement, cash in the proceeds account would be restricted in the event of a breach of debt covenants relating to coverage of bank loan interest and principal repayments No breaches have occurred to date.

                        SCP INVESTMENTS (NO. 1) PTY LTD

       NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL STATEMENTS

                            30 JUNE 2004 (CONTINUED)
                       30 JUNE 2003 AND 2002 (UNAUDITED)

        6      RECEIVABLES


                                                                                                 UNAUDITED
                                                                                   2004             2003
                                                                                     $               $

               Trade debtors (i)                                                  9,455,381      9,285,979
               Provision for doubtful debts                                        (542,570)      (542,570)
                                                                                -----------      ---------
               Trade debtors, net                                                 8,912,811      8,743,409

               Commercial bills (ii)                                             50,990,297              0
               Sundry other debtors (iii)                                           482,118         74,113
               GST receivable                                                       337,390        374,830
                                                                                -----------      ---------
               Total receivables                                                 60,722,616      9,192,352
                                                                                ===========      =========


               (i) Trade debtors are non-interest bearing and are on terms of either 7 or 14 days.
               (ii)  The Commercial Bills have an average maturity of 70 days and have a fixed yield which has averaged 5.44%.
               (iii) Sundry debtors and other receivables are non-interest bearing and generally on 30 day terms.

        7      INVENTORIES


               Share of GGTJV stores & spares (i)                                 1,355,912      1,155,980
               Gas in pipeline                                                      944,838        923,894
                                                                                -----------      ---------
               Total inventories                                                  2,300,750      2,079,874
                                                                                ===========      =========


               (i) Stores and spares are held ready for use for planned and unplanned pipeline repairs, which do not extend the useful life of the pipeline. The Company's policy is to expense as incurred the stores and spares as they are consumed.


        8      OTHER



               CURRENT
               Prepayments -- general                                               213,831        116,144
               Prepayments -- finance fees                                          690,240        690,240
               Prepayments -- insurance                                              13,798         15,760
               Prepayments -- GGTJV operating costs                                       0          5,486
                                                                                -----------      ---------
               Total other current                                                  917,869        827,630
                                                                                ===========      =========
               NON CURRENT

               Prepayments -- finance fees                                          690,239      1,380,479
               Mobilisation advance paid to APT Pipelines (WA)
               Pty Ltd                                                              784,597              0
                                                                                -----------      ---------
               Total other non current                                            1,474,836      1,380,479
                                                                                ===========      =========

                         SCP INVESTMENTS (NO. 1) PTY LTD

       NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL STATEMENTS

                            30 JUNE 2004 (CONTINUED)
                        30 JUNE 2003 AND 2002 (UNAUDITED)



        9      PROPERTY, PLANT AND EQUIPMENT


                                                                                                     UNAUDITED
                                                                                   2004                2003
                                                                                    $                    $

       (a)     Buildings & fixtures, at cost                                   34,634,605            27,998,965
               Less accumulated depreciation                                   (5,955,961)           (4,915,794)
                                                                              -----------           -----------
                                                                               28,678,644            23,083,171
                                                                              -----------           -----------
               Plant and equipment, at cost                                   419,081,861           414,895,350
               Less accumulated depreciation                                  (46,192,639)          (36,352,209)
                                                                              -----------           -----------
                                                                              372,889,222           378,543,141
                                                                              -----------           -----------
               Construction in progress, at cost                                  452,295             1,310,852
                                                                              -----------           -----------
               Total Property, plant and equipment (i)                        402,020,161           402,937,164
                                                                              ===========           ===========

                (i) Included in the balances of Plant and Equipment are the consolidated entity's share of the Goldfields Gas Transmission Joint Venture assets and rights (refer note
                     18) which are pledged as security for the bank loan (refer note 12).

       (b)     RECONCILIATIONS

               Reconciliations of the carrying amounts of property, plant and equipment at the beginning and end of the financial year (ii):

               Buildings & fixtures

               Carrying amount at beginning                                    23,083,171
               Transfers from construction in progress                          6,641,408
               Additions                                                              180
               Disposals                                                           (5,948)
               Depreciation Expense                                            (1,040,167)
                                                                              -----------
                                                                               28,678,644
                                                                              ===========
               Plant & equipment

               Carrying amount at beginning                                   378,543,141
               Transfers from construction in progress                          4,130,656
               Additions                                                          748,447
               Disposals                                                         (479,257)
               Depreciation Expense                                           (10,053,765)
                                                                              -----------
                                                                              372,889,222
                                                                              ===========
               Construction in progress

               Carrying amount at beginning                                     1,310,852
               Additions                                                        9,913,507
               Transfers to completed assets                                  (10,772,064)
                                                                              -----------
                                                                                  452,295
                                                                              ===========


               (ii)     Prior year comparatives are not required

                         SCP INVESTMENTS (NO. 1) PTY LTD

       NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL STATEMENTS

                            30 JUNE 2004 (CONTINUED)
                        30 JUNE 2003 AND 2002 (UNAUDITED)


        10     INTANGIBLE ASSETS


                                                                                                     UNAUDITED
                                                                                 2004                   2003
                                                                                   $                      $

               Pipeline licence, at cost                                      119,836,557            119,836,557
               Less accumulated amortisation                                  (16,135,287)           (13,139,376)
                                                                              -----------            -----------
               Total intangible assets                                        103,701,270            106,697,181
                                                                              ===========            ===========


        11     PAYABLES


               Trade creditors, unsecured (i)                                   3,200,275                821,718
               Sundry creditors, unsecured (ii)                                 2,689,410              3,835,086
                                                                              -----------            -----------
               Total payables                                                   5,889,685              4,656,804
                                                                              ===========            ===========
               Included in the above payables, aggregate
               amounts payable to related parties:
               - CMS Gas Transmission of Australia         22                      23,953                      0
               - additional related companies              22                   2,714,140                571,606
                                                                              -----------            -----------
                                                                                2,738,093                571,606
                                                                              ===========            ===========


               (i) Trade creditors are non-interest bearing and are normally settled on 30 day terms.
               (ii) Sundry creditors are non-interest bearing and have terms ranging for 21 to 90 days.



        12     INTEREST-BEARING LIABILITIES



               CURRENT
               Bank loan, secured (i)                                          25,415,600              15,524,800
                                                                              ===========             ===========
               NON-CURRENT
               Bank loan, secured (i)                                         224,984,400             250,400,000
                                                                              ===========             ===========


               (i) The bank loan is secured, in general, by a charge over the consolidated entity's share of the Goldfields Gas Transmission Joint Venture assets and rights (refer note
                     18). Borrowings are repayable quarterly with the final installment due 24 June 2006 and are at floating interest rates.

                        SCP INVESTMENTS (NO. 1) PTY LTD

       NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL STATEMENTS

                            30 JUNE 2004 (CONTINUED)
                       30 JUNE 2003 AND 2002 (UNAUDITED)

      13       DEFERRED TAX LIABILITIES


                                                                                                     UNAUDITED
                                                                                   2004                2003
                                                                                     $                   $


               Attributable to timing differences                               14,412,364           63,790,141
               Provision for deferred income tax liabilities
               offset by carry forward tax losses                                        0          (16,546,161)
                                                                                ----------          -----------
               Deferred tax liabilities (net)                                   14,412,364           47,243,980
                                                                                ==========          ===========

      14       OTHER LIABILITIES

               Deferred revenue (refer note 3)                                  34,016,948           20,282,506
                                                                                ==========          ===========



      15       CONTRIBUTED EQUITY



                                                                                                    UNAUDITED            UNAUDITED
                                                                                   2004               2003                 2002
                                                                                     $                 $                    $

               ORDINARY SHARES, FULLY PAID (i)                                  240,662,307        240,662,307         240,662,307
                                                                                ===========        ===========         ===========



                                                                                  2004                 2003                 2002
                                                                                   #                   #                     #
               Movements in contributed equity for the year:
               On issue at start                                                553,662,307        553,662,307           553,662,307
               Issued during the year                                                     0                  0                     0
                                                                                -----------        -----------           -----------
               On issue at end                                                  553,662,307        553,662,307           553,662,307
                                                                                ===========        ===========           ===========


                (i) Ordinary shares have the right to received dividends as declared and, in the event of winding up the company, to participate in the proceeds form the sale of all surplus assets in proportion to the number of shares held. Under the terms of the Shareholders Agreement both shareholders are entitled to equal voting rights at a meeting of the company regardless of the actual proportion of shares held.

                         SCP INVESTMENTS (NO. 1) PTY LTD

       NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL STATEMENTS

                            30 JUNE 2004 (CONTINUED)
                        30 JUNE 2003 AND 2002 (UNAUDITED)


        16     RETAINED PROFITS


                                                                                                      UNAUDITED          UNAUDITED
                                                                                   2004                 2003               2002
                                                                                    $                     $                  $


               Balance at the beginning of the financial year                     7,339,938                    0                  0
               Net profit attributable to members of the parent entity           70,872,593           26,639,938         23,868,062
               Adjustment arising from adoption of AASB 1044
               "Provisions, Contingent Liabilities and
               Contingent Assets"                                                         0            6,568,062                  0
               Dividends provided for or paid                                   (13,939,938)         (25,868,062)       (23,868,062)
                                                                                -----------          -----------        -----------
               Balance at the end of the financial year                          64,272,593            7,339,938                  0
                                                                                ===========          ===========        ===========
               Dividends proposed and not recognised as a liability              64,272,000            7,339,938                  0
                                                                                ===========          ===========        ===========

        17       NOTES TO THE STATEMENT OF CASH FLOWS

       (a)     RECONCILIATION OF CASH

               Cash at the end of the financial year as shown in the Statement of Cash Flows is reconciled to the related items in the balance sheet as follows:


                                                                                                      UNAUDITED
                                                                                   2004                 2003
                                                                                     $                    $

               Cash on hand                                                             506                  537
               Cash at bank -- GGT JV a/c                                           530,038            1,413,735
               Proceeds account -- ANZ                                           40,959,887           61,581,383
                                                                                -----------           ----------
               Total cash & equivalents                                          41,490,431           62,995,655
                                                                                ===========           ==========

                        SCP INVESTMENTS (NO. 1) PTY LTD

       NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL STATEMENTS

                            30 JUNE 2004 (CONTINUED)
                       30 JUNE 2003 AND 2002 (UNAUDITED)


        17     NOTES TO THE STATEMENT OF CASH FLOWS (CONT.)



                                                                                                   UNAUDITED          UNAUDITED
                                                                                   2004               2003               2002
                                                                                    $                  $                   $

       (b)     RECONCILIATION OF CASH FLOW FROM OPERATIONS WITH OPERATING
               PROFIT AFTER INCOME TAX

               Operating profit after income tax                                 70,872,593        26,639,938           23,868,062

               Non-Cash Flows in Operating Profit
               - Depreciation                                                    11,093,932        10,390,475            8,895,074
               - Amortisation                                                     3,686,154         3,686,154            3,502,881
               - Net (profit)/loss on disposal of assets                            271,689            45,607               12,316
               Changes in Assets and liabilities
               - (Increase) in trade debtors                                       (169,402)       (1,452,603)            (353,830)
               - (Increase)/Decrease in other debtors                            (1,155,162)         (164,241)             381,663
               - Decrease in dividends receivable                                         0                 0                    0
               - Decrease in prepayments                                            600,001         1,171,348            2,934,512
               - Decrease in insurance claims                                             0           101,774                    0
               - (Increase)/Decrease in inventories                                (220,876)          112,258              (95,699)
               - Increase/(Decrease) in creditors and accruals                      109,698           570,120           (2,786,703)
               - (Decrease) in provisions                                                 0          (239,967)             (60,033)
               - Increase/(Decrease) in deferred revenue                         13,734,442        13,324,696            6,957,880
               - Increase/(Decrease) in deferred income tax                     (32,831,616)       12,921,291           11,641,592
               - Increase in tax liabilities                                      2,974,036                 0                    0
                                                                                -----------        ----------           ----------
               Cash flow from operations                                         68,965,489        67,106,850           54,897,715
                                                                                ===========        ==========           ==========


        (c)    FINANCING FACILITIES AVAILABLE


               At reporting date the following financing facilities had been negotiated and were available:

               Total facilities;

               Bank loans                                                       250,400,000          265,924,800

               Facilities used at reporting date;

               Bank loans                                                       250,400,000          265,924,800

               Facilities unused at reporting date;

               Bank loans                                                                 0                    0

                        SCP INVESTMENTS (NO. 1) PTY LTD

       NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL STATEMENTS

                            30 JUNE 2004 (CONTINUED)
                        30 JUNE 2003 AND 2002 (UNAUDITED)



        18     INTERESTS IN JOINT VENTURES


                                                                                                      UNAUDITED
                                                                                   2004                 2003
                                                                                     $                    $


               The consolidated entity, through its controlled entities, has an 88.157% interest in the Goldfields Gas Transmission Joint
               Venture, whose principal activity is the operation of the Goldfields Gas Transmission Pipeline.

               The consolidated entity's share of assets employed in the joint venture is:

               CURRENT ASSETS
               Cash on hand                                                             440                  440
               Cash at bank                                                         530,038            1,413,735
               Debtors                                                            3,351,844            1,075,398
               Inventory                                                          1,355,913            1,155,980
               Insurance claims                                                           0                    0
               Prepayments                                                          998,429              121,631
                                                                                -----------          -----------
               Total current assets                                               6,236,664            3,767,184
                                                                                -----------          -----------
               NON-CURRENT ASSETS
               Construction in progress                                             444,388            1,302,945
               Property, plant and equipment                                    419,979,404          409,084,022
                                                                                -----------          -----------
               Total non-current assets                                         420,423,792          410,386,967
                                                                                -----------          -----------
               TOTAL ASSETS                                                     426,660,456          414,154,152
                                                                                -----------          -----------
               CURRENT LIABILITIES
               Trade creditors, unsecured                                         3,133,093              744,643
               Sundry creditors, unsecured                                          272,666              101,252
                                                                                -----------          -----------
               Total current liabilities                                          3,405,759              845,895
                                                                                -----------          -----------
               NET ASSETS                                                       423,254,697          413,308,257
                                                                                ===========          ===========

                        SCP INVESTMENTS (NO. 1) PTY LTD

       NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL STATEMENTS

                            30 JUNE 2004 (CONTINUED)
                       30 JUNE 2003 AND 2002 (UNAUDITED)


        18     INTERESTS IN JOINT VENTURES (CONTINUED)



                                                                                                      UNAUDITED
                                                                                   2004                 2003
                                                                                     $                    $

               The consolidated entity's share of commitments made by the joint venture is:

       (a)     CAPITAL EXPENDITURE CONTRACTED FOR IS PAYABLE AS
               FOLLOWS:
               Not later than one year                                              160,413            9,736,949
                                                                                ===========          ===========
       (b)     NON-CANCELLABLE OPERATING LEASE EXPENDITURE CONTRACTED
               FOR IS PAYABLE AS FOLLOWS:
               Not later than 1 year                                                329,435              134,060
               Later than 1 year and not later than 5 years                         363,695              275,064
               Later than 5 years                                                 1,149,316              675,588
                                                                                -----------          -----------
                                                                                  1,842,446            1,084,712
                                                                                ===========          ===========
       (c)     OPERATING EXPENDITURE COMMITMENTS RELATING TO THE
               PIPELINE OPERATING AGREEMENT
               Not later than 1 year                                                924,006              900,977
               Later than 1 year and not later than 5 years                               0                    0
               Later than 5 years                                                         0                    0
                                                                                -----------          -----------
                                                                                    924,006              900,977
                                                                                ===========          ===========
       (d)     OPERATING EXPENDITURE COMMITMENTS RELATING TO THE CMS
               COMMERCIAL SERVICES AGREEMENT
               Not later than 1 year                                              1,033,412              979,167
               Later than 1 year and not later than 5 years                               0                    0
               Later than 5 years                                                         0                    0
                                                                                -----------          -----------
                                                                                  1,033,412              979,167
                                                                                ===========          ===========


       19       TARIFFS FOR GAS TRANSPORTATION

                The Goldfields Gas Pipeline ("GGP") operates under a State Agreement that was put in place in 1994, before the pipeline was built in 1996 and pipeline tariffs are currently published pursuant to the State Agreement. The GGP was deemed covered by the Third Party Access Code for Natural Gas Pipeline System ("the Code") in 1998. Pursuant to the Code, GGT submitted its access arrangements in December 1999. On the 10 April 2001, a draft decision was issued by the WA Office of Gas Access Regulation ("OffGAR") that, if it had been approved in its published form, would have required Goldfields Gas Transmission ("GGT") to make amendments to reduce the proposed tariffs for gas transportation and the terms for access to the GGP that would apply to future gas sales.

                In late 2002, the Economic Regulatory Authority ("ERA"), (which superseded OffGAR), conceded that there were errors of law in the GGT draft decision and embarked on a further round of consultation prior to publishing an amended draft decision. The amended draft decision was published by the ERA on 29 July 2004 with a public submission period out to 10 September 2004. However the process going forward is that the application of the tariffs is via an "Approved Access Arrangement" which follows a final decision from the regulator but in any event is not retrospective and applies only to new customers (unless otherwise contractually stipulated) from the date of approval onwards.

                        SCP INVESTMENTS (NO. 1) PTY LTD

       NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL STATEMENTS

                            30 JUNE 2004 (CONTINUED)
                       30 JUNE 2003 AND 2002 (UNAUDITED)


       19       TARIFFS FOR GAS TRANSPORTATION (CONT)

                GGT separately made an application on 26 March 2003 to the National Competition Council ("NCC") for revocation of coverage of the GGP from the Code. The NCC is required to make a recommendation to the WA Minister of Energy who has the final decision on whether to revoke coverage of the Code or not. The NCC recommendation to the Minister, made in November 2003, was to not revoke coverage. On 2 July 2004, the Minister agreed with the NCC recommendation not to revoke coverage of the GGP from under the code. GGT has lodged an appeal of this decision to the Gas Review Board.

                At this date the outcome of this matter is uncertain. Management have obtained legal advice that confirms that this potential issue would not have an impact on revenues recognised to date.

       20       SEGMENT INFORMATION

                The consolidated entity operates solely in the gas pipeline industry and geographically operates only in Western Australia. Revenues and expense are reported internally on a whole of pipeline basis.


      21        DIRECTORS DISCLOSURES

      (a)       DIRECTORS
                The directors of SCP Investments (No. 1) Pty Ltd during the financial year were:

                W J Haener (appointed 29/09/98, resigned 21/08/03) M J McCormack (appointed 10/08/00)
                J M McDonald (appointed 10/08/00)
                M Daneshvar (appointed 30/01/01, resigned 24/11/03) T L Miller (appointed 21/08/03, resigned 17/8/04)
                D A King (appointed 16/12/03, resigned 17/8/04)


      (b)       DIRECTORS REMUNERATION


                                                                                    2004                2003              2002
                                                                                      $                   $                 $


                Income paid or payable, or otherwise made available, in
                respect of the financial year, to all directors directly or indirectly, by the entities of which they are
                directors or any related party (i)                                        0                    0                0
                                                                                ===========          ===========       ==========
                (i)  The Directors of SCP Investments (No. 1) Pty Ltd are
                     employees of the shareholders of SCP Investments (No. 1)
                     Pty Ltd and do not receive any income in relation to
                     their role as directors of SCP Investments (No. 1) Pty
                     Ltd.


                        SCP INVESTMENTS (NO. 1) PTY LTD

     NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL STATEMENTS

                            30 JUNE 2004 (CONTINUED)
                        30 JUNE 2003 AND 2002 (UNAUDITED)

22   RELATED PARTIES

     INTEREST IN SUBSIDIARIES

     The following are wholly owned subsidiaries of SCP Investments (No. 1) Pty Ltd. All are incorporated in Australia and have 30 June year ends.

     SCP Investments (No. 2) Pty Limited the parent entity of Southern Cross Pipelines Australia Pty Ltd
     SCP Investments (No. 3) Pty Limited, the parent entity of Southern Cross Pipelines (NPL) Australia Pty Ltd
     Goldfields Gas Transmission Pty Ltd

     ULTIMATE PARENT

     Australian Pipeline Trust owns 55% and CMS Goldfields Gas Transmission Australia Pty Ltd owns 45% of SCP Investments (No. 1) Pty Ltd. However, both of these entities have equal board representation and voting rights in SCP Investments (No. 1) Pty Ltd. Subsequent to year end Australian Pipeline Trust acquired the remaining interest in the consolidated entity such that they now own 100% of the consolidated entity.

     CMS Goldfields Gas Transmission Australia Pty Ltd is a wholly owned subsidiary of CMS Energy Corporation, an entity listed on a stock exchange in the USA. Australian Gas Light Company ("AGL"), a company listed on the Australian stock exchange, owns 30% of Australian Pipeline Trust.

     OTHER RELATED PARTY TRANSACTIONS OF THE CONSOLIDATED ENTITY

     Purchases

     Purchases of services from CMS Gas Transmission of Australia, a wholly owned subsidiary of CMS Energy Corporation, made under normal terms and conditions for the period aggregated $295,653 (2003:$295,864, 2002:$256,615) of the consolidated entity's purchases. At reporting date $23,953 (2003:$0) remained payable, forming part of the balance of trade creditors.

     Purchases of pipeline operating and maintenance costs from APT Pipelines
     (WA) Pty Ltd, a company controlled by AGL, made under normal terms and conditions for the period aggregated $8,875,705 (2003:$6,859,118, 2002:$6,286,240) including management fees of $710,246 (2003:$926,754,
     2002:$802,397). Capital expenditure made under normal terms and conditions for the period aggregated $1,382,755 (2003:$1,333,467, 2002:$542,545). At reporting date $1,387,136 (2003:$86,614) remained payable, forming part of the balance of trade creditors.

     Capital expenditure through Agility Management Pty Ltd, a company controlled by AGL, under normal terms and conditions for the period aggregated $9,600,352 (2003:$1,128,915, 2002:$1,289,002). At reporting date
     $1,160,210 (2003:$484,992) remained payable, forming part of the balance of trade creditors.

     Insurance was purchased from the AGL under normal terms and conditions. The amount expensed during the year amounted to $113,723 (2003:$0, 2002:$0). At reporting date $166,794 (2003:$0) remained payable, forming part of the balance of trade creditors.

     Loans

     SCP Investments (No. 1) Pty Ltd has provided an interest free loan to Southern Cross Pipelines Australia Pty Ltd, a 100% owned subsidiary, of $1,781,800 (2003: $1,781,800) with no fixed repayment date. No repayments were made during the year (2003: $0, 2002:$0).

                        SCP INVESTMENTS (NO. 1) PTY LTD

     NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL STATEMENTS

                            30 JUNE 2004 (CONTINUED)
                        30 JUNE 2003 AND 2002 (UNAUDITED)



23   IMPACT OF ADOPTING AASB EQUIVALENTS TO IASB STANDARDS

     SCP Investments (No. 1) Pty Ltd has commenced transitioning its accounting policies and financial reporting from current Australian Standards to Australian equivalents of International Financial Reporting Standards ("IFRS"). The consolidated entity has engaged consultants to perform diagnostics and conduct impact assessments to isolate key areas that will be impacted by the transition to IFRS. As a result of these procedures, SCP Investments (No. 1) Pty Ltd has graded impact areas as high, medium or low and will establish a project team to address each of the areas in order of priority as represented by those gradings. As SCP Investments (No. 1) Pty Ltd has a 30 June year end, priority will be given to the preparation of an opening balance sheet in accordance with AASB equivalents to IFRS as at 1 July 2004. This will form the basis of accounting for Australian equivalents of IFRS in the future, and is required when SCP Investments (No. 1) Pty Ltd prepares its first fully IFRS compliant financial report for the year ended 30 June 2006. Set out below are the key areas where accounting policies will change and may have an impact on the financial report of SCP Investments (No. 1) Pty Ltd. At this stage the consolidated entity has not been able to reliably quantify the impacts on the financial report.

     Classification of Financial Instruments

     Under AASB 139 Financial Instruments: Recognition and Measurement, financial instruments will be required to be classified into one of five categories, which will, in turn, determine the accounting treatment of the item. The classifications are loans and receivables- measured at amortised cost, financial assets held to maturity - measured at amortised cost, financial assets held for trading -- measured at fair value with fair value changes charged to net profit or loss, financial assets available for sale -- measured at fair value with fair value changes taken to equity and non-trading liabilities - measured at amortised cost. This will result in a change in the current accounting policy that does not classify financial instruments. Current measurement is at cost, with the derivative financial instruments not recognised on balance sheet. The future financial effect of this change in accounting policy is not yet known as the classification and measurement process has not yet been completed.

     Hedge Accounting

     Under AASB 139 Financial Instruments: Recognition and Measurement, in order to achieve a qualifying hedge the entity is required to meet the following criteria:

     -    Identified the type of hedge - fair value or cash flow;

     -    Identify the hedged item or transaction;

     -    Identify the nature of the risk being hedged;

     -    Identify the hedging instrument;

     - Demonstrate that the hedge has and will continue to be highly effective; and

     - Document the hedging relationship, including the risk management objectives and strategy for undertaking the hedge and how effectiveness will be tested.

     This may result in a change in the entity's current accounting policy which applies hedge accounting to its interest rate swap contracts. Under IFRS, hedge accounting may be applied to the interest rate swap contracts, so long as they meet the designation, documentation and effectiveness tests, such that all movements in the fair market values of these cash flow hedges will be recorded separately in equity and not the Income Statement. Reliable estimation of the future financial effect of this change in accounting policy has not yet been measured.

                        SCP INVESTMENTS (NO. 1) PTY LTD

     NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL STATEMENTS

                            30 JUNE 2004 (CONTINUED)
                        30 JUNE 2003 AND 2002 (UNAUDITED)


23   IMPACT OF ADOPTING AASB EQUIVALENTS TO IASB STANDARDS (CONT)

     Impairment of Assets

     Under the Australian equivalent to International Accounting Standard ("IAS") 36 Impairment of Assets the recoverable amount of an asset is determined as the higher of net selling price and value in use which is determined on the basis of discounted cash flows. This will result in a change in the group's current accounting policy which determines the recoverable amount of an asset on the undiscounted net cash flows which will be received from the assets' employment.

     Under the new policy it is likely that impairment of assets will be recognised sooner and may have an impact on earnings volatility. Impairment losses may also need to be recognised at the date of transition to the new IFRS. Reliable estimation of the future financial effects of this change in accounting policy is impracticable because the conditions under which impairment will be assessed are not yet known.


     Income taxes

     Under the Australian equivalent to IAS 12 Income Taxes, the consolidated entity will be required to use a balance sheet liability method which focuses on the tax effects of transactions and other events that affect amounts recognised in either the Statement of Financial Position or a tax-based balance sheet, rather than the current income statement approach. The most significant impact will be the Pipeline License intangible asset, which will lead to the recognition of a temporary difference on transition to IFRS. It is not expected that there will be any further material impact as a result of adoption of this standard.

     Leases

     Under AGAAP the operating lease payments are recognised as an expense as they are incurred.

     Under IFRS the operating lease payments must be recognised as an expense on a straight line basis over the term of the lease. This method eliminates the effects of any rent step ups.

     Accordingly, under IFRS operating lease expenses for the year ended 30 June 2004 would be higher than under AGAAP. Estimation of the future financial effects of this change in accounting policy is not yet known.

     Prepaid Finance Fees

     Under AGAAP, the costs relating to obtaining finance are capitalised and amortised on a straight line basis over the life of the borrowings.

     Under IFRS, these costs would be netted off against the balance of current and non current interest bearing liabilities. The deferred financing costs would be recognised as additional interest expense over the life of the debt instrument using the effective interest rate method. Accordingly interest expense under IFRS would be higher and amortisation of prepaid finance fees would not be presented.

                        SCP INVESTMENTS (NO. 1) PTY LTD


     NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL STATEMENTS

                            30 JUNE 2004 (CONTINUED)
                        30 JUNE 2003 AND 2002 (UNAUDITED)


23   IMPACT OF ADOPTING AASB EQUIVALENTS TO IASB STANDARDS (CONT)

     Asset retirement obligations

     Asset retirement obligations exist on the pipeline. Under AGAAP there are no specific requirements for the treatment of such costs and no provision has been made by the consolidated entity under AGAAP, as the impact on the Statement of Financial Performance is not significant.

     Under IFRS the consolidated entity would be required to recognise the fair value of these obligations as a liability, with the cost capitalised as part of the asset carrying value. The increase in carrying amount is included in determining depreciation expense over the expected useful life.

     Accordingly, the balance of property, plant and equipment would be higher under IFRS, with a corresponding liability and increase in depreciation expense.

                        SCP INVESTMENTS (NO. 1) PTY LTD

     NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL STATEMENTS

                            30 JUNE 2004 (CONTINUED)
                        30 JUNE 2003 AND 2002 (UNAUDITED)


24   FINANCIAL INSTRUMENTS

(a) INTEREST RATE RISK

The consolidated entity's exposure to interest rate risks and the effective interest rates of financial assets and liabilities, both recognised and unrecognised at the reporting date are as follows:


                                                              Fixed interest rate maturing in:

                                     Floating Interest rate           1 year or less             Over 1 to 5 years
                                      2004           2003          2004           2003          2004           2003
                                        $              $             $             $              $              $
(i)  FINANCIAL ASSETS
Cash                                41,490,431      62,995,665            0             0               0            0
Commercial Bills                    50,990,297               0            0             0               0            0
Trade & other receivables                    0               0            0             0               0            0
                                    ----------      ----------     --------       -------       ---------     --------
Total financial assets              92,480,728      62,995,665            0             0               0            0
                                    ==========      ==========     ========       =======       =========     ========


                                                             Fixed interest rate maturing in:
                                       Non-interest bearing    Total carrying amount as per          Weighted average
                                                                the statement of financial              effective
                                                                        position                      interest rate
                                      2004             2003       2004          2003                 2004        2003
                                        $               $           $             $                    %           %
(i)  FINANCIAL ASSETS
Cash                                         0               0   41,490,431    62,995,665            4.95         4.71
Commercial Bills                             0               0   50,990,297             0            4.72            0
Trade & other receivables            9,732,319       9,192,352    9,732,319     9,192,352             N/A          N/A
                                     ---------       ---------  -----------    ----------
Total financial assets               9,732,319       9,192,352  102,213,047    72,188,017
                                     =========       =========  ===========    ==========




                                                              Fixed interest rate maturing in:

                                    Floating Interest rate            1 year or less              Over 1 to 5 years
                                     2004            2003          2004           2003          2004            2003
                                       $               $             $             $              $               $
(ii)  FINANCIAL
LIABILITIES
Trade creditors                              0              0             0             0               0              0
Other payables                               0              0             0             0               0              0
Intercompany payable -
tax sharing agreements                       0              0             0             0               0              0
Bank Loan                                    0              0    25,415,600    15,524,800     224,984,400    250,400,000
Interest rate swaps #              201,736,960    209,882,880             0             0    (201,736,960)  (209,882,880)
                                   -----------    -----------    ----------    ----------    ------------   ------------
Total financial liabilities        201,736,960    209,882,880    25,415,600    15,524,800      23,247,440     40,517,120
                                   ===========    ===========    ==========    ==========    ============   ============



                                                              Fixed interest rate maturing in:
                                     Non-interest bearing   Total carrying amount as per              Weighted average
                                                             the statement of financial                   effective
                                                                      position                          interest rate
                                       2004           2003        2004          2003                 2004          2003
                                         $             $            $             $                    %             %
(ii)  FINANCIAL
LIABILITIES
Trade creditors                      3,200,275        821,718     3,200,275       821,718             N/A            N/A
Other payables                       2,689,410      3,835,086     2,689,410     3,835,086             N/A            N/A
Intercompany payable -
tax sharing agreements                       0              0             0             0             N/A            N/A
Bank Loan                                                       250,400,000   265,924,800            7.13           7.01
Interest rate swaps #                        0              0             0             0             N/A            N/A
                                   -----------    -----------   -----------   -----------
Total financial liabilities          5,889,685      4,656,804   256,289,685   270,581,604
                                   ===========    ===========   ===========   ===========


# Notional principal amounts

                        SCP INVESTMENTS (NO. 1) PTY LTD


     NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL STATEMENTS

                            30 JUNE 2004 (CONTINUED)
                        30 JUNE 2003 AND 2002 (UNAUDITED)


24   FINANCIAL INSTRUMENTS (CONT).

(b)  NET FAIR VALUES

     All financial asset and liabilities of the consolidated entity have been recognised at the balance date at their fair values except for the following

                                         Total Carrying amount as per the     Aggregate net fair value
                                          statement of financial position             (i),(ii)
                                              2004              2003              2004         2003
                                               $                 $                 $             $
     Financial liabilities;
     Interest rate swaps #                          0                 0         1,914,090    8,724,960
                                            ---------           -------         ---------    ---------
                                                    0                 0         1,914,090    8,724,960
                                            =========           =======         =========    =========


     # Interest rate swaps are not recognised in the statement of financial position

     (i) For all recognised financial instruments the carrying amount is used as the approximate for fair value.

     (ii) The fair value of the interest rate swap contracts is determined as the difference in present value of the future interest cash flows.

(c)  CREDIT RISK EXPOSURES

     The Consolidated entity's maximum exposures to credit risk at reporting date is relation to each class of recognised financial assets is the carrying amount of those assets indicated in the Statement of Financial Position. With regards to the interest rates swaps the consolidated entity's maximum risk exposure is limited to the net fair value of the swap agreement at reporting date, being $1,914,090, (2003: $8,724,960)

     Concentration of credit risk on trade receivables for the consolidated entity arise from customers in the following industries:


                                                                      MAXIMUM CREDIT RISK EXPOSURE FOR EACH
                                                                                CONCENTRATION (i)
                                                                PERCENTAGE OF TOTAL TRADE
                                                                         DEBTORS                            $
     SEGMENT                                                      2004              2003           2004            2003
     Mining                                                      88.09             85.58        8,328,983     7,947,117
     Power generation                                            11.91             14.42        1,126,397     1,338,862
                                                                ------            ------        ---------     ---------
                                                                100.00            100.00        9,455,380     9,285,979
                                                                ======            ======        =========     =========

     (i) The maximum credit risk exposure does not take into account the value of any security held, in the event that other parties/entities fail to perform their obligations under the contracts.

                        SCP INVESTMENTS (NO. 1) PTY LTD

     NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL STATEMENTS

                            30 JUNE 2004 (CONTINUED)
                        30 JUNE 2003 AND 2002 (UNAUDITED)



24   FINANCIAL INSTRUMENTS (CONT).

(d)  HEDGING INSTRUMENTS

     Interest Rate Hedges

     At balance date, the consolidated entity had entered into interest rate swap agreements at a fixed interest rate as detailed below. Settlement amounts are payable at the end of each quarterly calculation period. Details of the interest rate swap are as follows:


             Notional Amount of Swap             Maturity Date           Fixed Interest Rate
             $60,000,000                         21 June 2006                     6.65%
             $50,000,000                         21 June 2006                     6.95%
             $51,444,960                         21 June 2006                     5.06%
             $28,844,280                         21 June 2006                     6.86%
             $10,030,760                         21 June 2006                     6.78%


25   DIFFERENCES BETWEEN US GAAP AND AUSTRALIAN GAAP

     The SCP Investments (No. 1) Pty Ltd consolidated financial report is prepared in accordance with accounting principles generally accepted in Australia (AGAAP). AGAAP has significant differences from the accounting principles generally accepted in the United States (USGAAP). The significant issues or differences between AGAAP and USGAAP that apply to SCP Investments (No. 1) Pty Ltd are as follows:

(a)  Long-Lived Assets

     Asset retirement obligations

     Asset retirement obligations exist on the pipeline. Under AGAAP there are no specific requirements for the treatment of such costs and no provision has been made by the consolidated entity under AGAAP, as the impact on the Statement of Financial Performance is not significant.

     Under USGAAP the consolidated entity would be required to recognise the fair value of these obligations as a liability, with the cost capitalised as part of the asset carrying value. The increase in carrying amount is included in determining depreciation expense over the expected useful life.

     Accordingly, the balance of property, plant and equipment would be higher under USGAAP, with a corresponding liability and increase in depreciation expense.

     Intangibles

     Under US GAAP, the purchase price of the consolidated entity's interest in the joint venture's assets and liabilities would be allocated to all specifically identifiable intangible assets and liabilities based on their fair values. Amortisation of intangibles assets would be recorded over the estimated life of each individual asset, which would result in differences between AGAAP and US GAAP in the amount of amortisation recorded in a particular year.

(b)  Cash

     Under USGAAP cash and equivalents are defined as short term, highly liquid investments that are readily convertible to known cash amounts and so near their maturity, generally less than 90 days when purchased, that they represent insignificant risk of changes in value because of changes in interest rates. Accordingly under USGAAP the commercial bills would be classified as cash equivalents rather than receivables.

                         SCP INVESTMENTS (NO. 1) PTY LTD

       NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL STATEMENTS

                            30 JUNE 2004 (CONTINUED)
                        30 JUNE 2003 AND 2002 (UNAUDITED)


       25       DIFFERENCES BETWEEN US GAAP AND AUSTRALIAN GAAP (CONTINUED)

       (c)      Income taxes

                Under AGAAP, income tax expense is based on the operating profit before income tax adjusted for any permanent differences. Timing differences are recorded in the statement of financial position as deferred tax liabilities and assets using the liability method of tax effect accounting. Future income tax benefits relating to tax losses and timing differences are not recorded as an asset unless the benefit is considered virtually certain of being realised. Under AGAAP, the amortisation of the intangible asset related to the pipeline license is treated as a permanent difference.

                Under USGAAP, the consolidated entity will be required to use a balance sheet liability method, which focuses on the tax effects of transactions and other events that affect amounts recognised in either the Statement of Financial Position or a tax-based balance sheet. The amortisation of the intangible asset related to the pipeline license would result in the recognition of a deferred tax asset under USGAAP. The deferred tax liability and asset balances would also be decreased or increased for the income tax effect of accounting differences between AGAAP and USGAAP.

                Under AGAAP, all deferred tax balances are classified as non current. Under USGAAP, the classification between current and non current is based on the statement of financial position classification of the underlying asset or liability that created the difference.

       (d)      Prepaid Finance Fees

                Under AGAAP, the costs relating to obtaining finance are capitalised and amortised on a straight line basis over the life of the borrowings.

                Under USGAAP, these costs would be reported as deferred financing costs and classified as a non-current asset. The deferred financing costs would be recognised as additional interest expense over the life of the debt instrument using the effective interest rate method. Accordingly interest expense under USGAAP would be higher and amortisation of prepaid finance fees would not be presented.

       (e)      Interest Rate Swaps

                Under AGAAP, the interest rate swaps are specific hedges for the loan facility and are not recognised in the financial statements. The net receipts or payments due are recognised in the income statements as an adjustment to interest expense.

                USGAAP requires all derivative instruments to be recognised at fair value as either assets or liabilities in the statement of financial position. The accounting for changes in the fair value (i.e. gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. The consolidated entity's interest rate swaps do not meet the hedging criteria under USGAAP. Accordingly, under USGAAP the consolidated entity would record a liability for the fair value of the interest rate swaps at 30 June 2004 and 2003 (as disclosed at note 24b) and a corresponding decrease in net income for the year ended 30 June 2004 for the change in the fair value of the instruments.

                         SCP INVESTMENTS (NO. 1) PTY LTD

       NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL STATEMENTS

                            30 JUNE 2004 (CONTINUED)
                        30 JUNE 2003 AND 2002 (UNAUDITED)


       (f)      Leases

                Operating Leases

                Under AGAAP the operating lease payments are recognised as an expense as they are incurred.

                Under USGAAP the operating lease payments must be recognised as an expense on a straight line basis over the term of the lease. This method eliminates the effects of any rent step ups.

                Accordingly, under USGAAP operating lease expenses for the year ended 30 June 2004 would be higher than under AGAAP.



        (g)     USGAAP- CAPTIONED STATEMENT OF FINANCIAL PERFORMANCE.

                The information content of the statement of financial performance prepared in accordance with AGAAP differs from the information content of the statement of operations in accordance with U.S. GAAP and Regulation S-X of the United States Securities and Exchange Commission ("Regulation S-X"). The following statement of financial performance reclassifies the amounts measured in accordance with AGAAP to the presentation format of US GAAP and Regulation S-X; it does not present results of operations in accordance with US GAAP.


                                                                                                      UNAUDITED          UNAUDITED
                                                                                     2004               2003               2002
                                                                       NOTES           $                  $                  $
OPERATING REVENUE:
Gas Transmission Services                                                2         85,257,236         82,581,902         76,589,694
                                                                                  -----------        -----------        -----------
Total revenues from operating activities                                           85,257,236         82,581,902         76,589,694

OPERATING EXPENSES:
Pipeline Operations and maintenance                                      2        (13,292,715)       (11,604,064)        (9,965,520)
Depreciation and amortisation                                            2        (14,089,846)       (13,386,389)       (11,707,716)
Selling, general and administrative                                                (1,489,280)          (628,240)          (403,713)
                                                                                  -----------        -----------        -----------
Total operating expenses                                                          (28,871,841)       (25,618,693)       (22,076,949)

OPERATING INCOME                                                                   56,385,395         56,963,209         54,512,745

OTHER INCOME / (EXPENSE):
Interest income from third parties                                       2          4,006,352          2,514,613          1,394,736
Interest expense                                                         2        (19,105,045)       (19,871,074)       (20,386,940)
Loss on disposal of fixed assets                                         2           (271,689)           (45,519)           (10,887)
                                                                                  -----------        -----------        -----------
                                                                                  (15,370,382)       (17,401,980)       (19,003,091)
                                                                                  -----------        -----------        -----------


NET INCOME BEFORE TAX EXPENSE                                                      41,015,013         39,561,229         35,509,654

Income tax benefit/(expense)                                             4         29,857,580        (12,921,291)       (11,641,592)
                                                                                  -----------        -----------        -----------

NET INCOME AFTER TAX EXPENSE                                                       70,872,593         26,639,938         23,868,062
                                                                                  ===========        ===========        ===========


                         SCP INVESTMENTS (NO. 1) PTY LTD


       NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL STATEMENTS

                            30 JUNE 2004 (CONTINUED)
                        30 JUNE 2003 AND 2002 (UNAUDITED)


      26       SUBSEQUENT EVENTS

               On 7 September 2004, the directors of the company declared a final unfranked dividend in respect of the 2004 year of $64,272,000. This was paid on 8 September 2004. The dividend has not been provided for in the 30 June 2004 financial statements.

      27       CORPORATE INFORMATION

               SCP Investments (No. 1) Pty Ltd is a company limited by shares that is incorporated and domiciled in Australia.

               The registered office of SCP Investments (No. 1) Pty Ltd is located at: Level 5, 241 O'Riordan Street Mascot NSW 2020

               The entity employed 0 employees as of 30 June 2004 (2003: 0 employees).

                         SCP INVESTMENTS (NO. 1) PTY LTD


                             DIRECTORS' DECLARATION



      The directors declare that:

      (a)   the consolidated financial statements and accompanying notes;

                  (i) give a true and fair view of the consolidated entity's financial position as at 30 June 2004 and of its performance for the year then ended;

                  (ii) comply with applicable Australian Accounting Standards and Urgent Issues Group Views Accounting Standards, with the exception of the presentation of Parent company financial statements; and

      (b) there are reasonable grounds to believe that the consolidated entity will be able to pay its debts as and when they fall due.



       /s/ MJ McCormack                      /s/ J.K. McDonald
       ----------------------------          ----------------------------------
       Director                              Director


       In MJ McCormack                       In J.K. McDonald
         --------------------------            --------------------------------

       29 OCTOBER 2004                       29 OCTOBER 2004

            Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of SCP Investments (No. 1) Pty Ltd

We have audited the accompanying consolidated statement of financial position of SCP Investments (No. 1) Pty Ltd as of June 30, 2004, and the related consolidated statements of financial performance and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SCP Investments (No. 1) Pty Ltd at June 30, 2004, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in Australia.

Accounting principles generally accepted in Australia vary in certain significant respects from U.S. generally accepted accounting principles. Information relating to the nature and effect of such differences is presented in Note 25 to the consolidated financial statements.



                                                   /s/ Ernst & Young

Perth, Australia
29 October 2004